Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

BirchBioMed Inc.

CONVERTIBLE PROMISSORY NOTE

USD $_____________	___________________, 202_

FOR VALUE RECEIVED, BirchBioMed Inc., a corporation organized under the laws of the province of British Columbia (the “Company”) promises to pay to _________________ or its registered assigns (“Holder”), in lawful money of the United States of America the principal sum of USD $___________, or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to eight percent (8%), computed on the basis of the actual number of days elapsed and a year of 360 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall convert at the earlier of (i) the 36-month anniversary of the date of this Note, (ii) a Qualified Financing, or (iii) the bona fide sale of the Company, in each case, in accordance with the terms hereof (the “Maturity Date”).

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1. Payments.

(a) Interest. Accrued interest on this Note shall be payable at Maturity Date.

(b) Voluntary Prepayment. The Company can voluntarily prepay the Note in full or in part at any time and from time to time by paying the principal and accrued interest, provided, however, that the Note cannot be prepaid within thirty days prior to a Qualified Financing.

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note or any other Transaction Document on the date due and such payment shall not have been made within twenty (20) business days of the Company’s receipt of written notice to the Company of such failure to pay;

(b) Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note (other than those specified in Section 2(a)) and such failure shall continue for ten (10) business days after the Company’s receipt of written notice to the Company of such failure;

(c) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to the Holder in writing in connection with this Note, or as an inducement to the Holder to enter into this Note, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished;

(d) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement.

3. Rights of Holder upon Default. Upon the occurrence of any Event of Default described in Section 2(a) and at any time thereafter during the continuance of such Event of Default, Holder may, with the written consent of a Majority in Interest of Holders, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Section 2(d) or 2(e), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may, with the written consent of a Majority in Interest of Holders, exercise any other right, power or remedy granted to it by law, either by suit in equity or by action at law, or both.

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4. Conversion.

(a) Automatic Conversion. Upon Maturity Date, or if a Qualified Financing occurs on or prior to the repayment of this Note, then the outstanding principal amount of this Note and all accrued and unpaid interest on this Note shall automatically convert into the Equity Securities issued as part of such Qualified Financing at a price per share equal to the lower of: (i) the Conversion Price Cap divided by the Fully Diluted Capitalization in effect upon the closing of a Qualified Financing; or (ii) a 40% discount to the price of the Equity Securities. For the avoidance of doubt, all discounts, protections, interest, etc. associated with the Note shall be applicable upon the closing of a Qualified Financing as if such conversion took place immediately prior to the Qualified Financing.

(b) Bona fide sale of the Company. Immediately prior to a bona fide sale of the Company for cash or any Change of Control (as defined below), holders of the Notes shall be entitled to elect to either: (i) receive a cash payment equal to the outstanding principal amount of the Note and all accrued interest of the Note; or (ii) to have such outstanding principal amount of the Note and all accrued interest of the Note automatically convert into common stock at a conversion price based on the lesser of (1) the Conversion Price Cap divided by the Fully Diluted Capitalization; or (2) a 40% discount to the Company’s enterprise value at the time of the Change of Control divided by the Fully Diluted Capitalization.

(c) Conversion Procedure.

(i) Automatic Conversion. If this Note is to be automatically converted, written notice shall be delivered to Holder at the address last shown on the records of the Company for Holder or given by Holder to the Company for the purpose of notice, notifying Holder of the conversion to be effected, specifying the Conversion Price, the principal amount of the Note to be converted, together with all accrued and unpaid interest, the date on which such conversion is expected to occur and calling upon such Holder to surrender to the Company, in the manner and at the place designated, the Note. Upon such conversion of this Note, Holder hereby agrees to execute and deliver to the Company, and shall be bound upon such conversion by the obligations in, all transaction documents entered into by other purchasers participating in the Qualified Financing, including a purchase agreement, an investor rights agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a 90-day lock-up agreement in connection with an Initial Public Offering). Holder also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the closing of the Qualified Financing for cancellation; provided, however, that upon the closing of the Qualified Financing, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, issue and deliver to such Holder a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of shares to which Holder shall be entitled upon such conversion, including a check payable to Holder for any cash amounts payable as described in Section 4(c)(ii). Any conversion of this Note pursuant to Section 4(a) shall be deemed to have been made immediately prior to the closing of the Qualified Financing and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

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(ii) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to Holder an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence. In addition, to the extent not converted into shares of capital stock, the Company shall pay to Holder any interest accrued on the amount converted and on the amount to be paid by the Company pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

5. Representations and Warranties of the Holder. The Holder hereby represents and warrants, now and as of the date of any conversion of this Note, as follows:

(a) Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). This Note and any securities issued upon conversion of this Note (collectively, the “Securities”) are being or will be acquired by the Holder for the Holder’s account and with no intention of distributing or reselling such Securities or any part thereof in any transaction that would be in violation of the Securities Act or the securities laws of any state, without prejudice, however, to the rights of the Holder at all times to sell or otherwise dispose of all or any part of the Securities under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act.

(b) Foreign Investors. If the Holder is not a United States person (as defined by Section 7701(a)(30) of the Code), the Holder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Notes or any use of this Note , including (i) the legal requirements within its jurisdiction for the purchase of the Note, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Notes.

(c) Sophistication. The Holder represents that Holder has such knowledge and experience in financial and business matters, that Holder is capable of evaluating the merits and risks of acquiring the Securities and of making an informed investment decision with respect thereto. The Holder is able to bear the economic risk of Holders investment in the Company and has adequate means of providing for Holder’s current needs and possible personal contingencies with no need for liquidity in this investment. In making this statement, consideration has been given to whether the Holder could afford to hold Holder’s investment in the Company for an indefinite period of time and whether, at this time, Holder could afford a complete loss of Holder’s investment in the Securities.

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(d) No “Bad Actors.” Each Holder: (i) if a natural person, represents on its behalf; or (ii) if a corporation, partnership, or limited liability company or partnership, or association, joint stock corporation or other entity, represents on its behalf and the behalf of its officers, directors and principal stockholders, connected with the Holder at the time this Note is entered into, that it is not subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

(e) Access to Information About the Company. The Holder represents that Holder has had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Securities and to conduct a due diligence review of the Company to Holder’s satisfaction. Any questions raised by the Holder in writing concerning the Company or the Securities have been answered to the satisfaction of the Holder. The Holder’s decision to acquire the Securities is based solely on the information obtained during the course of Holder’s due diligence review and on the written answers to such questions as the Holder has raised concerning the Securities or the Company.

(f) Investment Representation. The Holder acknowledges that the sale or resale of the Securities has not been registered under the Securities Act or any other U.S. federal or state law. The Holder represents that Holder is acquiring the Securities hereunder for investment purposes for Holder’s own account, and not with a view to reselling or otherwise distributing such Securities in violation of any U.S. federal or state securities laws, and understands and agrees that the transfer of the Securities is restricted and acknowledges that the Securities must be held for an indefinite period unless: (i) they are registered under the Securities Act; or (ii) an exemption from registration is available, and the Company has received an opinion of counsel, in form and substance satisfactory to it, to such effect. There can be no assurance that the Company will make available to the public at any time in the future information necessary to enable security holders to make any sale of the Securities pursuant to Rule 144 under the Securities Act. The Holder understands that there may not be any market for resale of the Securities and that Holder may not be possible to liquidate an investment in the Securities.

(g) Nature of Risk. The Holder agrees and understands, among other things, that: (i) this investment is speculative in nature and involves a high degree of risk; (ii) the Holder may not be able to liquidate this investment; and (iii) transfer is extremely limited. Holders should not acquire Securities offered hereby with the assumption that they will be able to sell or otherwise transfer the Securities in the future.

(h) Authority. The Holder represents that Holder has full power and authority to enter into this Note. The Note, when executed and delivered by the Holder, will constitute valid and legally binding obligations of the Holder, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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(i) No State Review. The Holder acknowledges that the Securities are being sold pursuant to exemption from the registration requirements of the state indicated as the Holder’s principal residence, that no securities commission or regulatory authority has approved, passed upon or endorsed the Securities, nor is it intended that any such agency will do so, and that no representation to the contrary has been made to the Holder by or on behalf of the Company.

(j) Residence. The Holder represents that if the Holder is an individual, then the Holder resides in the state or province identified in the address of the Holder set forth on the signature page hereto; if the Holder is a partnership, corporation, limited liability company or other entity, then the office or offices of the Holder in which its principal place of business is identified in the address or addresses of the Holder set forth on the signature page hereto.

(k) Decision to Invest. In making his decision to purchase the Securities, the Holder has relied solely upon the information contained herein and upon independent investigations of the Company made by Holder or Holder’s legal counsel or investment advisor. The Holder is not purchasing any Securities as a result of or subsequent to (i) any advertisement, article, notice of other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees, including the Holder, were invited as a result of, subsequent to, or pursuant to, any general solicitation.

(l) Lock up Agreement. Holder hereby agrees to enter a Lock Up Agreement for: (i) any securities underlying this Note; (ii) any securities issued in connection with this Note; or (iii) any securities underlying securities issued in connection with this Note. The Lock Up Agreement shall be executed by Holder or any assignee of Holder for the benefit of Company’s Underwriter and the Company in connection with any Initial Public Offering.

6. Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Change of Control” shall mean (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Conversion Price” shall mean a price per share equal to the lesser of (i) 60% of the price per share paid by the other purchasers of the Equity Securities sold in the Qualified Financing, and (ii) an amount obtained by dividing (x) the Conversion Price Cap by (y) the Fully Diluted Capitalization of the Company.

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“Conversion Price Cap” equals $150,000,000.00.

“Equity Securities” means shares of Company common stock par value $0.001 per share (the “common stock”).

“Event of Default” has the meaning given in Section 2 hereof.

“Fully Diluted Capitalization” shall mean, as of immediately prior to the automatic conversion of this Note, the sum of (i) the outstanding shares of common stock of the Company, (ii) the shares of common stock of the Company directly or indirectly convertible into or exchangeable for common stock of the Company and the exercise of all outstanding options and warrants and (iii) except for conversion in connection with a Change of Control, the shares of common stock of the Company reserved, but neither issued nor the subject of outstanding awards, under any equity incentive or similar plan of the Company; provided that Fully Diluted Capitalization shall not include (a) the Notes and the securities directly or indirectly issuable upon conversion or exchange of the Notes; (b) other outstanding convertible promissory notes and any related warrants and the securities directly or indirectly issuable upon conversion or exchange of such other outstanding convertible promissory notes and the exercise of any such related warrants, or (c) in any automatic conversion, any securities issued in the financing, any shares of common stock of the Company directly or indirectly issuable upon conversion, exchange or exercise of such securities and any increase in the number of shares reserved for issuance under the Company’s equity incentive or similar plans or arrangements in connection with the financing.

“Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act.

“Holder” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Holders” shall mean the investors that have purchased Notes.

“Majority in Interest of Holders” shall mean Holders holding more than 50% of the aggregate outstanding principal amount of the Notes.

“Notes” shall mean the convertible promissory notes issued to the Holders.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to the Holder of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

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“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Qualified Financing” includes (i) an Initial Public Offering or a transaction pursuant to which the Company issues and sells Equity Securities for aggregate gross proceeds of at least $10,000,000.00 (excluding all proceeds from the incurrence of indebtedness that is converted into such Equity Securities, or otherwise cancelled in consideration for the issuance of such Equity Securities) with the principal purpose of raising capital or (ii) the approval of a listing by the Company of its Equity Securities on any national securities exchange in the United States, other than pursuant to an Initial Public Offering.

“Securities Act” shall mean the Securities Act of 1933, as amended.

7. Miscellaneous.

(a) Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof; No Transfers to Bad Actors; Notice of Bad Actor Status.

(i) Subject to the restrictions on transfer described in this Section 7(a), the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii) With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Holder’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 7(a) that the opinion of counsel for Holder, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Holder promptly after such determination has been made. Each Note thus transferred and each certificate, instrument or book entry representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(iii) Subject to Section 7(a)(ii), transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

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(iv) Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of a Majority in Interest of Holders.

(v) Holder agrees not to sell, assign, transfer, pledge or otherwise dispose of any securities of the Company, or any beneficial interest therein, to any person (other than the Company) unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company. Holder will promptly notify the Company in writing if Holder or, to Holder’s knowledge, any person specified in Rule 506(d)(1) under the Securities Act becomes subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

(b) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and a Majority in Interest of Holders; provided, however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of this Note without Holder’s written consent, or (ii) reduce the rate of interest of this Note without Holder’s written consent.

(c) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail (if to Holder) or otherwise delivered by hand, messenger or courier service addressed:

(i) if to Holder, to Holder’s address or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, or, until such holder so furnishes an address or electronic mail address to the Company, then to the address or electronic mail address of the last holder of this Note for which the Company has contact information in its records; or

(ii) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at or at such other current address as the Company shall have furnished to Holder.

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Each such notice or other communication shall for all purposes of this Note be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Note or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

(d) Pari Passu Notes. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to any other Notes. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

(e) Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(f) Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(g) Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(h) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York, or of any other state.

(i) Jurisdiction and Venue. Each of Holder and the Company irrevocably consents to the exclusive jurisdiction of, and venue in, the state courts in a Monroe County in the State of New York, New York (or in the event of exclusive federal jurisdiction, the courts of the Western District of New York), in connection with any matter based upon or arising out of this Note or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons.

(j) Waiver of Jury Trial; Judicial Reference. By acceptance of this Note, Holder hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note.

(k) Tax Withholding. Notwithstanding any other provision to the contrary, the Company shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable with respect to this Note such amounts as may be required to be deducted or withheld therefrom under any provision of applicable law, and to be provided any necessary tax forms and information, including Internal Revenue Service Form W-9 or appropriate version of IRS Form W-8, as applicable, from each beneficial owner of the Note. To the extent such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts otherwise would have been paid.

(signature page follows)

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ACCEPTANCE: The Holder hereby accepts the terms and conditions contained in this convertible promissory note.

Holder

By:
Name:
Title:

Address:

DATED as of the date first written above.

BirchBioMed Inc.

By:
Name:	Mark Miller
Title:	Chief Executive Officer

Signature Page to Convertible Promissory Note

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